Exhibit 99.1

FOR IMMEDIATE RELEASE

REalloys Reports Third Quarter 2026 Results

Executes term sheet with the U.S. Army for a heavy rare earth processing facility at Tooele Army Depot; advances SRC metallization and Rare Earth Processing Facility programs; outlines steps toward targeted initial U.S. magnet production by 2030; $116.2 million of cash at quarter-end

●	Subsequent to quarter-end, executed a non-binding term sheet with the Department of the Army setting out the principal terms for negotiating a definitive Enhanced Use Lease for a heavy rare earth processing facility on approximately 200 acres at Tooele Army Depot, Utah

●	Advanced the Heavy Rare Earth Metallization Facility, targeting commissioning in the first quarter of 2028 with targeted capacity of approximately 50 tonnes of annual dysprosium and terbium oxide

●	Targeting North American rare earth metal production, with access to NdPr metallization capability at SRC expected beginning in the first quarter of 2027 and dysprosium and terbium metal output from the Company’s metallization facility expected in the first half of 2028, addressing the limited North American production of rare earth metals

●	Provided additional detail on the Company’s mine-to-magnet strategy and the steps toward a targeted initial U.S.-based production of approximately 3,000 tonnes per year of sintered NdFeB magnets no later than 2030

●	Plans to dedicate approximately $10 million through 2027 to research and development, piloting, and product qualification with the Euclid facility at the center of these activities

●	Ended the quarter with $116.2 million of cash and a virtually debt-free balance sheet, with spending sequenced to project milestones

EUCLID, Ohio, November 13, 2026 (GLOBE NEWSWIRE) — REalloys Inc. (Nasdaq: ALOY) (the “Company” or “REalloys”), today reported results for the third quarter ended September 30, 2026.

Net revenues were $0.4 million, compared with $0.2 million in the third quarter of 2025, and the Company reported a net loss of $30.5 million, or $0.44 per diluted share, compared with a net loss of $25.6 million, or $0.58 per diluted share, in the prior-year quarter.

The net loss was driven primarily by $25.3 million of non-cash stock-based compensation associated with director, officer and consultant equity awards, primarily granted in connection with the Company’s February 2026 transition to a Nasdaq-listed public company.

“This quarter we moved further from planning into execution. The term sheet with the U.S. Army at Tooele, the initial funding of expanded NdPr metallization capacity at SRC and continued progress on our heavy rare earth metallization facility advance our path toward North American rare earth metal production, which we are targeting to begin in 2027. With Department of War sourcing restrictions taking effect on January 1, 2027, we believe demand for secure, non-Chinese supplies of NdPr, dysprosium and terbium will continue to grow. We are managing our capital with discipline, sequencing spending to technical and commercial milestones, and we expect to fund our committed programs from existing cash as we take the next steps toward our targeted initial U.S. magnet production by 2030.”

— Leonard Sternheim, Chief Executive Officer of REalloys

Third Quarter Financial Highlights

●	The Company’s cash balance as of September 30, 2026 was approximately $116.2 million

●	Deployed $16.5 million to SRC programs during the first nine months of 2026, including $11.6 million toward the Heavy Rare Earth Metallization Facility, $3.7 million toward the Rare Earth Processing Facility upgrade and $1.2 million toward process development, in line with the Company’s capital plans

●	Maintained a strong, virtually debt-free balance sheet, against $197.4 million of assets and $123.4 million of working capital

Euclid facility sales drove revenue growth with approximately 36% gross margin. General and administrative expense for the quarter included $25.3 million of non-cash stock-based compensation; excluding it, general and administrative expense was approximately $4.9 million (a non-GAAP measure; see “Non-GAAP Financial Measures” below).

For the nine months ended September 30, 2026, net revenues were $1.9 million, compared with $0.6 million in the prior-year period, and net loss was $174.1 million, or $2.83 per diluted share, compared with a net loss of $29.5 million, or $0.75 per diluted share, in the prior-year period. The nine-month net loss included $158.2 million of non-cash charges, principally $139.2 million of stock-based compensation, $9.2 million of preferred share accretion, a $6.4 million impairment related to assets acquired through the Blackboxstocks merger and a $3.4 million change in the fair value of settled derivatives.

Strategic Projects Update and Outlook

Heavy Rare Earth Metallization Facility. The Company is advancing engineering and equipment procurement for its planned Heavy Rare Earth Metallization Facility, which is targeted for commissioning in the first quarter of 2028 and initial operations in the first half of 2028, with an estimated annual processing capacity of approximately 50 tonnes of combined dysprosium and terbium oxide feedstock.

SRC Rare Earth Processing Facility Upgrade. REalloys has initiated its planned funding under the upgrade agreement with SRC. Initial funding has been directed to completing NdPr metallization units, representing approximately one-third of the estimated total upgrade budget, which are expected to give the Company access to North American NdPr metal production capability beginning in the first quarter of 2027. Release of the remaining funds, which relate primarily to the separation system upgrade, has been deferred to 2027 while near-term activity at SRC focuses on commissioning and operating the existing facility. The Company does not expect the deferral to affect its supply of critical materials from SRC. The upgrade is intended to increase annual production capacity up to approximately 525 tonnes of NdPr metal, 30 tonnes of dysprosium oxide and 15 tonnes of terbium oxide, and REalloys has secured supply rights to approximately 80% of the facility’s output and has a Right of First Refusal on the uncommitted remaining output.

Together with SRC, the Company is advancing processing and separation trials using recycled mixed rare earth oxide and mixed rare earth carbonate feedstock through the first half of 2027. These trials were previously expected to be completed in 2026; the timing has shifted primarily due to feedstock alignment and procurement lead times, and the Company does not expect the change to affect its broader strategic execution plan. The Company expects initial separated oxide production from the SRC facility in the second half of 2027 and commercial intake of NdPr metal and dysprosium and terbium oxides from SRC to commence in the third quarter of 2027.

Integrated U.S. Separation, Metallization and Magnet Platform. REalloys has provided additional detail on the next stage of its mine-to-magnet strategy: a stage-gated, U.S.-based platform covering rare earth separation, metallization and sintered NdFeB magnet manufacturing, primarily serving U.S. defense, automotive and advanced industrial customers. The platform targets initial production of approximately 3,000 tonnes per year of magnets no later than 2030, supported by targeted annual production of up to 1,250 tonnes of NdPr metal, 60 tonnes of dysprosium metal and 25 tonnes of terbium metal. These capacity figures are design targets, not commitments, forecasts or guidance. The Company is evaluating Tooele Army Depot as a potential site for these facilities; because the term sheet contemplates a facility initially focused on dysprosium and terbium and a definitive lease may not accommodate all of the planned facilities, the Company is also evaluating alternative sites. The location, timing and capital requirements of these facilities have not yet been determined, and their development is expected to require significant additional financing. The Company plans to spend approximately $10 million through 2027 on research and development, piloting and product qualification, centered at the Euclid facility. The facility, product qualification, and cost estimation for separation, metallization, and magnet facilities, centered at the Euclid facility.is being assessed as a potential location for a future pilot-scale magnet manufacturing facility.

Capital Resources and Liquidity. As of September 30, 2026, remaining commitments under the SRC development agreements were approximately $56.0 million and are expected to be incurred through 2028 to bring the Company’s processing and metallization projects to commissioning. The Company expects to fund these requirements, its planned research and development, piloting and product qualification spending and general corporate costs from existing cash, without reliance on any specific future financing transaction. The Company is taking a disciplined, stage-gated approach to capital allocation: spending is sequenced to technical and commercial milestones, and commitments to larger-scale production facilities will follow the results of the Company’s research and development, piloting and product qualification work.

Recent Developments

U.S. Army Term Sheet at Tooele Army Depot. On November 3, 2026, REalloys announced that it and the Department of the Army had executed a non-binding term sheet setting out the principal terms for negotiating a definitive Enhanced Use Lease for a facility to process and refine critical minerals, including dysprosium and terbium, on approximately 200 acres at Tooele Army Depot in Utah. The indicative terms include an initial 50-year term with one 25-year renewal subject to Army consent, fair market value base rent plus participation rent (the rate and basis of which have not been agreed), and a right of first offer to the Army on facility output, without any obligation to purchase. The term sheet is non-binding, other than certain customary provisions, and execution of a definitive lease is subject to conditions including agreement on rent, Army acceptance of the Company’s development plan, completion of environmental reviews, adequate permit capacity, project financing, approval by the Company’s Board of Directors and required Army determinations and Congressional notifications.

About REalloys Inc.

REalloys Inc. (NASDAQ: ALOY) is a U.S.-based rare earth materials company executing a mine-to-magnet strategy across upstream feedstock, midstream separation and metallization, and downstream magnet manufacturing. REalloys is focused on delivering qualified, allied-nation rare earth metals and alloys, including dysprosium, terbium, and neodymium, to the U.S. Department of War, the U.S. Department of Energy, NASA, the U.S. Defense Industrial Base, and the broader U.S. Organic Industrial Base.

For more information, please visit www.REalloys.com or email InvestInAmerica@REalloys.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding: the planned Heavy Rare Earth Metallization Facility and its targeted capacity, commissioning and initial operations; the SRC Rare Earth Processing Facility upgrade, including the timing of funding, NdPr metallization capability and the separation system upgrade; the timing of separation trials, separated oxide production and commercial intake of rare earth materials from SRC; the scope, capacity targets, siting, cost, financing and timing of the Company’s planned U.S. separation, metallization and magnet platform, including targeted magnet production by 2030; planned research and development, piloting and product qualification spending; the role of the Euclid facility; the negotiation, terms, conditions and potential execution of an Enhanced Use Lease at Tooele Army Depot; the Company’s planned expenditures and the sufficiency of its capital resources; and expected demand for non-Chinese rare earth materials, including as a result of U.S. Department of War procurement restrictions.

These forward-looking statements are based on the Company’s current expectations and involve significant risks and uncertainties that could cause actual results to differ materially, including those described under “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the SEC. The Company undertakes no obligation to update these statements except as required by law.

Non-GAAP Financial Measures

This press release includes “Adjusted General and Administrative Expense,” which excludes non-cash stock-based compensation expense from GAAP general and administrative expense. The Company presents this measure because management believes it provides useful information about the Company’s cash-based operating cost structure, particularly given the significant non-cash stock-based compensation charges recognized in connection with the Company’s February 2026 reverse recapitalization and public listing. This non-GAAP measure should not be considered in isolation or as a substitute for the most directly comparable GAAP measure and should be read in conjunction with the Company’s condensed consolidated financial statements prepared in accordance with GAAP. The following reconciles GAAP general and administrative expense to Adjusted General and Administrative Expense (in thousands):

Reconciliation of Adjusted General and Administrative Expense

(In thousands, unaudited)

	Three Months Ended Sep 30, 2026	Nine Months Ended Sep 30, 2026
General and administrative expense (GAAP)	$30,263	$151,719
Less: non-cash stock-based compensation	(25,319)	(139,179)
Adjusted General and Administrative Expense (non-GAAP)	$4,944	$12,540

Financial Statements

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	3M Sep 30, 2026	3M Sep 30, 2025	9M Sep 30, 2026	9M Sep 30, 2025
Net revenues	$413	$186	$1,923	$626
Cost of sales	263	168	890	387
Software development costs	–	–	68	–
General and administrative	30,263	27,289	151,719	29,213
Advertising and marketing	486	–	4,337	–
Depreciation and amortization	185	68	177	135
Total operating expenses	31,197	27,525	157,191	29,735
Loss from operations	(30,784)	(27,339)	(155,268)	(29,109)
Interest expense	7	94	29	278
Change in fair value of contingent consideration	–	832	3,439	(480)
Deferred cash consideration late payment penalties	–	(2,677)	–	624
Impairment expense	–	–	6,394	–
Accretion of discount on issuance of Series C Preferred Stock	–	–	9,220	–
Other (income) expense, net	(252)	–	(275)	–
Total other (income) expense	(245)	(1,751)	18,807	422
Net loss	$(30,539)	$(25,588)	$(174,075)	$(29,531)
Basic and diluted net loss per share	$(0.44)	$(0.58)	$(2.83)	$(0.75)
Weighted-average shares outstanding, basic and diluted	69,050,348	44,490,419	61,527,891	39,501,673

Condensed Consolidated Balance Sheets (Selected Data)

(In thousands)

	September 30, 2026 (unaudited)	December 31, 2025 (audited)
Cash	$116,182	$2,824
Total current assets	129,055	38,541
Total assets	197,373	93,389
Total current liabilities	5,611	7,154
Total liabilities	19,740	56,049
Total stockholders’ equity	177,633	35,834
Working capital	123,444	31,387
Accumulated deficit	(255,200)	(81,125)

Condensed Consolidated Statements of Cash Flows (Selected Data)

(In thousands, unaudited)

	Nine Months Ended Sep 30, 2026	Nine Months Ended Sep 30, 2025
Net cash used in operating activities	$(23,431)	$(2,631)
Net cash used in investing activities	(8,528)	(53)
Net cash provided by financing activities	145,317	2,844
Net change in cash	$113,358	$160

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